UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2024

Aileron Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

738 Main Street #398 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALRN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Manuel C. Alves-Aivado Ceases to Serve as Chief Executive Officer

On March 11, 2024, Aileron Therapeutics, Inc., a Delaware corporation (the “Company”), and Manuel C. Alves-Aivado, M.D., Ph.D., agreed that his employment with the Company would cease and he would resign from his position as Chief Executive Officer of the Company, effective as of March 11, 2024 (the “Separation Date”). Dr. Aivado will remain a member of the Company’s Board of Directors (the “Board”). Dr. Aivado’s resignation from the Company was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

As a non-employee director, following the Separation Date, Dr. Aivado will be compensated in accordance with the terms of the Company’s non-employee director compensation program as described in the Company’s definitive proxy statement for the Company’s 2023 annual meeting of stockholders, filed with the SEC on January 29, 2024.

Election of Brian Windsor as Chief Executive Officer and Director

On March 11, 2024, the Board elected Brian Windsor, Ph.D., as the Chief Executive Officer of the Company and a member of the Board, effective as of March 11, 2024. In connection with his election as Chief Executive Officer of the Company, Dr. Windsor will serve as the Company’s principal executive officer. Dr. Windsor will continue to serve as President of the Company. Dr. Windsor will serve as a Class I director with a term expiring at the 2024 annual meeting of stockholders and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Dr. Windsor, age 58, has served as the Company’s President and Chief Operating Officer since October 2023. Prior to becoming President and Chief Operating Officer, Dr. Windsor served, since July 2013, as President, Chief Executive Officer and a director of Lung Therapeutics, Inc. (“Lung”), until its acquisition by the Company in October 2023. From September 2019 to March 2022, Dr. Windsor served as a director and the Chief Science Officer of TFF Pharmaceuticals, Inc., a public biopharmaceutical company that Lung spun out into an independent company. From January 2018 to March 2022, Dr. Windsor provided consulting services to TFF Pharmaceuticals, Inc. in the areas of science and technology. From November 2009 to March 2013, Dr. Windsor served as President of Enavail, LLC, a specialty pharmaceutical manufacturing company, where he oversaw all aspects of the company’s pharmaceutical drug development. Before joining Enavail, Dr. Windsor directed portfolio company management for Emergent Technologies, Inc., an early stage technology venture creation and management company, where he served as Managing Director or President for portfolio companies. Dr. Windsor holds a B.S. and a Ph.D. in molecular biology from The University of Texas at Austin.

There is no arrangement or understanding between Dr. Windsor and any other person pursuant to which he was elected as an officer or director of the Company. Dr. Windsor has no family relationship with any of the executive officers or directors of the Company. There are no transactions and no proposed transactions between Dr. Windsor and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Severance Agreement with Manuel C. Alves Aivado

In connection with Dr. Aivado’s separation from the Company, and in accordance with the Severance Agreement, dated as of September 6, 2018, between the Company and Dr. Aivado (the “Severance Agreement”), Dr. Aivado is entitled to receive his base salary for eighteen (18) months following the Separation Date, payments on Dr. Aivado’s behalf of the monthly premiums for medical insurance coverage under COBRA until the earlier of the date that is eighteen (18) months following the Separation Date or the date on which Dr. Aivado becomes eligible to receive group health insurance coverage through another employer, a lump sum payment equal to one and one-half times Dr. Aivado’s target bonus for the 2024 calendar year, and acceleration in full of the vesting of any unvested equity awards. Dr. Aivado’s receipt of these post-separation benefits under the Severance Agreement is conditioned upon his execution of a severance and release of claims agreement with the Company.

Item 7.01	Regulation FD Disclosure

On March 12, 2024, the Company issued a press release announcing the executive leadership transitions. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company on March 12, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AILERON THERAPEUTICS, INC.

Date: March 15, 2024	By:	/s/ Brian Windsor, Ph.D.
Brian Windsor, Ph.D.
President and Chief Executive Officer